                                                                      EXHIBIT 12
                                                                      ----------



                      THE LIMITED, INC. AND SUBSIDIARIES

                      RATIO OF EARNINGS TO FIXED CHARGES

                       (Thousands except ratio amounts)

                                          Twenty-six Weeks Ended
                                          ----------------------
                                           August 3,   July 29,
                                             1996        1995
                                          ----------   ---------
Adjusted Earnings
- -----------------
Income before income taxes                  $111,302    $146,973
Portion of minimum rent
     ($360,223 in 1996
     and $332,248 in 1995)
     representative of interest              120,074     110,749
Interest on indebtedness                      35,281      36,688
Minority interest                             12,449           -
                                           ---------    --------
     Total Earnings as Adjusted             $279,106    $294,410
                                           =========    ========

Fixed Charges
- -------------
Portion of minimum rent
     representative of interest             $120,074    $110,749
Interest on indebtedness                      35,281      36,688
                                           ---------    --------
     Total Fixed Charges                    $155,355    $147,437
                                           =========    ========
Ratio of Earnings to Fixed Charges             1.80x       2.00x
                                           =========    ========